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                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statement of Spirit of America Investment Fund, Inc. on Form N-1A of our report dated December 6, 2002, on the financial statements and financial highlights of Spirit of America Real Estate Fund and Spirit of America Value Fund, each a series of shares of Spirit of America Investment Fund, Inc. Our report is included in the Annual Report to Shareholders for the year ended October 31, 2002, which is incorporated by reference in the Statement of Additional Information in the Registration Statement. We also consent to the references to our Firm in the Registration Statement and Prospectus.


                                              TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
February 26, 2003